Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665
Joe Longo
609-720-4545

Tyco International to Acquire Visonic Ltd.

Visonic’s wireless security technology to complement and broaden

Tyco Security Products’ intrusion security portfolio

SCHAFFHAUSEN, Switzerland — September 15, 2011 — Tyco International Ltd. (NYSE: TYC) announced today that it has reached an agreement to acquire Visonic Ltd. (TASE: VSC.TA), a global developer and manufacturer of electronic security systems and components, for approximately $100 million in cash. The acquisition will strengthen the wireless product and technology portfolio and market presence of the Tyco Security Products business in the intrusion security market.

Visonic is a leader in developing advanced wireless technology for the security industry.  The company’s recently introduced PowerG wireless communications technology offers increased communications range and superior 128-bit encryption to secure communication between wireless sensors/detectors and panels. The PowerG technology builds on Visonic’s PowerCode technology which is in use in more than 1 million wireless installations around the world. The business has annualized revenues of more than $75 million.

“The acquisition of Visonic strengthens the technology capabilities in our intrusion security portfolio and will enable us to enhance the solutions we can offer to our residential and commercial customers,” said Mark VanDover, President of Tyco Security Products. “Visonic is an established leader in wireless security technology and its strong presence in the European security market complements Tyco’s strength in the North American market.”

Visonic operates a state-of-the-art design center at its headquarters in Tel Aviv, Israel, as well as a manufacturing center in Kiryat Gat, Israel. The company is active in more than 100 countries, with a strong presence in Europe, Middle East and Africa.

The transaction is expected to close later this year and is subject to customary closing conditions.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2010 revenue of $17 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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